EXHIBIT 3-a

                                STATE OF DELAWARE

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     MERGING

                                  GS WIND, INC.

                                      INTO

                            GS AGRIFUELS CORPORATION

     GS Wind, Inc., a corporation organized and existing under the laws of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That it was organized pursuant to the provisions of the General Corporation Law of the State of Delaware on the 23rd day of May, 2006.

     SECOND: That it owns 90% of the outstanding shares of capital stock of GS AgriFuels Corporation, a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on the 17th day of February, 2000.

     THIRD: That its Board of Directors held a meeting on February 28, 2008, at which it determined to merge the corporation into said GS AgriFuels, and did adopt the following resolutions:

          RESOLVED, that this corporation, GS Wind, Inc., merge itself into GS AgriFuels Corporation, which GS AgriFuels Corporation assumes all of the obligations of GS Wind, Inc.

          FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

          Upon the merger becoming effective, each outstanding share of common stock of GS AgriFuels Corporation held of record by shareholders other than GS Wind, Inc. shall cease to be outstanding, and such shareholders of record shall be entitled to receive from GS AgriFuels Corporation, as the surviving corporation in the merger, the sum of Fifty Cents ($.50) per share, without any further action on the part of said shareholder, and each outstanding share of common stock of GS AgriFuels Corporation owned by GS Wind, Inc. shall cease to be outstanding and shall be converted into one share of common stock of GS AgriFuels Corporation, a certificate for which shall be issued to the sole shareholder of GS Wind, Inc.

          FURTHER RESOLVED, that the consent of the sole shareholder of GS Wind, Inc. to a resolution in favor of this merger shall be promptly solicited.

     FOURTH: That this merger has been approved by the written consent of the holder of a majority of the outstanding shares of GS Wind, Inc., acting by written consent in lieu of meeting in accordance with Section 228 of the General Corporation Law.

     FIFTH: That the effective date of this merger shall be February 29, 2008 at 5:00 P.M.

     IN WITNESS WHEREOF, said parent corporation has caused this Certificate to be signed by an authorized officer this 29th day of February, 2008.


                                             By: /s/ Kevin Kreisler
                                             -----------------------------
                                                     Kevin Kreisler
                                                     Chief Executive Officer